Exhibit 10.8

SNAIL GAMES USA, INC.
12049 Jefferson Blvd.
Culver City, CA 90230

December 1, 2021

Peter Kang
___________________
___________________

Dear Peter,

On behalf of Snail Games USA, Inc., a California Corporation (“Snail Games” or the “Company”), I am excited to inform you that the Board of Directors of the Company has promoted and appointed you to be the Chief Operating Officer of Company, effective December 1, 2021. In such capacity, you will be subject to the authority of, and will report to, the Company’s Chief Executive Officer.

Effective December 1, 2021, the terms of your current employment with the Company, as reflected in that certain Employment Agreement dated December 10, 2012, between you and the Company, are amended as follows:

1.	Your title shall be the Chief Operating Officer of the Company.

2.	Your annual base salary shall be Three Hundred Thousand Dollars ($300,000).

3.	Your duties shall be full time attention exclusively to rendering the services to the Company customarily incident to a Chief Operating Officer position and to such other services as may be reasonably requested by the Company’s CEO and/or the Board of Directors.

Except as noted above, all other terms of your employment with the Company remain unchanged.

If you choose to accept above, please sign a copy of this letter and return it to us at your earliest convenience.

Congratulations! If you have any questions regarding this offer for employment or benefits, please do not hesitate to contact me.

Sincerely,

By:	/s/ Jim Tsai
Name:	Jim Tsai
Title:	COO

ACCEPTED

/s/ Peter Kang
Peter Kang
Dated:	12/20/2021